Exhibit 10.54

ADEPT TECHNOLOGY, INC.
FISCAL 2013 PERFORMANCE PLAN
1.    Purpose.
The Adept Technology, Inc. Fiscal 2013 Performance Plan (the “Performance Plan”), established under the Adept Technology, Inc. 2005 Equity Incentive Plan (the “Equity Plan”), is intended to provide performance-based compensation to individuals who make a significant contribution to the financial performance of Adept Technology, Inc. (the “Company”). Performance Plan objectives are to: (a) focus specific employees on achieving specific performance targets applicable to overall corporate performance and specific functional or departmental performance where applicable, (b) reinforce a team orientation through collective corporate targets with adjustment for such departmental performance, (c) provide significant award potential for achieving outstanding performance, (d) further align employees’ interests with those of the Company’s stockholders through equity compensation, and (e) enhance the ability of the Company to attract and retain highly talented and competent individuals.
2.    Definitions.
Defined terms not explicitly defined in this Performance Plan but defined in the Equity Plan shall have the same definitions as in the Equity Plan.
“Adjusted EBITDA” means earnings before interest income, taxes, depreciation and amortization, goodwill impairment, merger and acquisition-related expenses, stock-based compensation expense and currency expense for the Performance Period, as may be adjusted by determination by the Committee in accordance with the adjusted EBITDA calculation used for other purposes for which this metric is used by the Company for such period.
“Award” means an award of Restricted Stock and/or a Performance Cash Award, in each case to be granted following the Performance Period as provided under this Performance Plan pursuant to the terms hereof and the Equity Plan, as applicable.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations and/or other interpretive authority and guidance issued thereunder.
“Committee” means the Compensation Committee of the Board.
“Department Objectives” means the functional and department objectives, in each case as defined and with the applicable weighting as identified on Annex B, provided that attainment of any and all Department Objectives (and the detailed requirements and definitions therefor) shall be as determined by the Chief Executive Officer for all Participants other than the Chief Executive Officer.
“Participants” means the Company’s executive team members John Dulchinos, Lisa Cummins, Joachim Melis and John Boutsikaris, and the additional non-executive officer focus team members as set forth on Annex A. Participants may also include other current or future employees of the Company as may be approved by the Compensation Committee.

Exhibit 10.54

“Performance Goals” means the Revenue and Adjusted EBITDA targets set forth in Annex A and the Department Objectives, in each case in the specified amounts for the Performance Period as identified on the relevant annex hereto.
“Performance Period” means the period beginning July 1, 2012 and ending June 30, 2013.
3.    Determination of Awards.

a.
Generally. As soon as practicable after availability of the Company’s financial results for the Performance Period, but on or before the date that is ninety (90) days following the expiration of the Performance Period, the Chief Executive Officer shall report to the Committee with respect to the amounts of the Departmental Objectives attained by each Participant and related adjustment to any Award potentially granted hereunder and the Committee shall determine and certify the Performance Goals (if any) met and the calculation of Awards to be granted pursuant to the Performance Plan (the date of such certification the “Certification Date”). Upon the Certification Date, Awards will be granted to Participants based upon the extent to which the Company achieves the applicable Performance Goals as set forth in Annex A as adjusted to give effect to such Participant’s level of achievement of the Department Objectives; provided, however, that the Committee shall retain the discretion to alter the number of shares of Restricted Stock and/or Performance Cash Awards to be granted to any Participant pursuant to this Performance Plan. All Restricted Stock Awards will be subject to service-based vesting as set described in Section 4(b).

If the Company does not achieve the minimum targets specified in Annex A for the Performance Goals, no Awards shall be made pursuant to this Performance Plan.

b.
Change in Control Prior to the Certification Date. If a Change in Control occurs prior to the Certification Date, and provided that the Participant remains continuously employed by the Company until immediately prior to the Change in Control, then, immediately prior to the Change in Control, a pro-rated number of Shares shall be awarded to the Participant on such date equal to that number of Shares set forth next to the Participant’s name in Annex A that would be earned applying the formula set forth therein measuring the Performance Period as the period ending on the date which is ten business days prior to the Change in Control (the “CinC Period”) multiplied by a fraction, the numerator of which is the number of days during the CinC Period and the denominator of which is 365. Shares granted pursuant to an Award as determined in this Section 3(a) shall be vested in full as of the grant of the Award.

c.
Termination For Any Reason Prior to the Certification Date. Subject to Section 3(b), if a Participant’s employment with the Company terminates prior to the Certification Date for any reason, then that Participant shall not be entitled to receive any Award under this Performance Plan, unless otherwise determined by the Committee.
4.    Terms of Awards.

Exhibit 10.54

a.
Award Amounts. The Restricted Stock to be issued and Performance Cash Awards to be paid to Participants shall be as determined on the Certification Date as set forth on Annex A, subject to adjustment for the level of performance of the applicable Department Objectives set forth in Annex B. Amounts in excess of the 100% Performance Goal targets as calculated by the formulae set forth in Annex A and Annex B will be paid in Performance Cash Awards in a cash amount equal to the value of the Shares which would otherwise have been payable based upon the average closing price of the Company’s common stock for the thirty (30) days ending on the business day prior to the Certification Date.

b.
Vesting. Subject to the Participant’s continuous employment with the Company through and on the applicable Vesting Date, the Restricted Stock issued under this Performance Plan shall vest, in equal quarterly installments on the last day of each fiscal quarter following June 30, 2013 through the quarter ending June 30, 2014 (each such date, a “Vesting Date”), subject to such earlier acceleration as provided in Sections 4(c)(ii) and 4(d). Performance Cash Awards paid will not be subject to vesting.

c.	Effect of Termination of Employment After the Certification Date.

i
If the Participant’s employment is terminated for any reason other than as a result of death or Total and Permanent Disablement prior to the final Vesting Date, the Participant’s Award shall cease vesting and all unvested Restricted Stock subject to the Participant’s Award as of the date of termination shall be forfeited immediately with no further action on the part of the Participant.

ii
If the Participant’s employment is terminated due to death or Total and Permanent Disablement after the Certification Date but prior to the final Vesting Date, all Restricted Stock held by the Participant as of the date of termination shall be immediately vest as of the date of termination.

d.
Effect of a Change in Control After the Certification Date. If a Change in Control occurs after the Certification Date, and provided the Participant remains continuously employed by the Company until immediately prior to the Change in Control, then, as of immediately prior to the Change in Control, all outstanding and unvested Restricted Stock subject to the Participant’s Award shall vest in full.

e.
Adjustment of Shares. The number of Shares of Restricted Stock subject to an Award may be adjusted from time to time for capitalization adjustments in the discretion of the Committee, as provided in Section 13 of the Equity Plan.

f.	Distribution of Awards.

i.	Shares of Restricted Stock awarded to a Participant shall be held by the Company (or recorded on the stock records of the Company’s transfer agent) on behalf of the Participant and distributed to the Participant (or the Participant’s estate trustee on behalf of its heirs in the case of death) on the applicable Vesting Date (subject to the satisfaction by the Participant of tax withholding requirements described in Section 6) or, if applicable, the events described in Sections 3(b), 4(c)(ii) and 4(d) (but, in the case of an issuance of Shares or cash made on account of a termination due to Total and Permanent Disablement, such distribution shall occur on the date that is six months and one day after the date of the Participant’s “separation from service” (as defined in Treas. Reg. 1.409A-1(h)) with the Company, except to the extent earlier payment is permissible under Section 409A of the Code).

ii.
All Performance Cash Awards will be settled with no further action on the part of any Participant by the payment of cash amounts earned to the applicable Participant, less tax withholdings, on or before the Company’s payroll payment date immediately following the Certification Date.

Exhibit 10.54

g.
Award Agreements. Each Restricted Stock Award shall be evidenced by an award agreement (“Award Agreement”) to be entered into between the Participant and the Company with such terms and conditions and in such form as the Committee shall determine. Awards shall be subject to the terms and conditions of the Award Agreement, the Performance Plan and the Equity Plan.

5.    Performance Plan Administration
Notwithstanding the authority of the Chief Executive Officer in respect of the Department Objectives as provided herein, the Committee shall be responsible for all decisions and recommendations regarding Performance Plan administration and retains final authority regarding all aspects of Performance Plan administration, the resolution of any disputes, the interpretation of the Performance Plan and any Award Agreement hereunder, and the application of the Performance Plan in any respect to a Participant. All determinations and interpretations made by the Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons. The Committee may, without notice, amend, suspend or terminate the Performance Plan; provided, however, that no such action may adversely affect any then outstanding Award without the consent of the Participant, unless such action is necessary to comply with any applicable law.
6.    Withholding
The Company will have the right to make all payments or distributions or deliver Shares or cash pursuant to the Performance Plan to a Participant net of any applicable federal, state and local taxes required to be paid or withheld. The Company will have the right to withhold from wages or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as are required, the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. Unless the Participant elects to satisfy any tax withholding obligation by an alternative means as permitted hereby, Participant’s acceptance of an Award constitutes Participant’s instruction and authorization to the Company to withhold on the Participant’s behalf the number of Shares from the Restricted Stock and the applicable amount of cash from any cash distributed to the Participant at the time when the Award becomes vested and payable as the Company determines to be sufficient to satisfy the tax withholding obligation.
7.    Financial Restatements.
If the Company’s financial statements for the Performance Period are the subject of a restatement due to error or misconduct prior to the fifth anniversary of the Certification Date, to the extent permitted by applicable law, in all appropriate cases, the Company will seek, and all Participants shall take such action as required to effect, reimbursement of excess performance compensation issued or paid under the Performance Plan for the Performance Period. For purposes of this Performance Plan, excess performance compensation means the positive difference, if any, between (i) the Performance Plan Award actually paid to the Participant and (ii) the Performance Plan Award that would have been paid to the Participant had the applicable

Exhibit 10.54

Performance Goals been calculated based on the Company’s financial statements as restated. The Company will not be required to award any Participant any additional Award hereunder should the restated financial statements result in a higher multiplier as compared to the Performance Goals.
8.    General Provisions.

a.
Non-Exclusivity of Performance Plan. The adoption of the Performance Plan by the Board shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other bonus or incentive compensation arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

b.
Limitation on Rights as a Participant. The Company is not obligated to give uniform treatment to Participants under the Performance Plan. Participation in the Performance Plan during the Performance Period does not convey any right to receive any award or to participate in the Performance Plan as to any other period.

c.
No Employment or Service Rights. Nothing in the Performance Plan or any instrument executed or Award granted pursuant to the Performance Plan shall (i) confer upon any Participant any right to continue to be retained in the employ or service of the Company, (ii) change the at-will employment relationship between the Company and a Participant, or (iii) interfere with the right of the Company to discharge any Participant or other person at any time, with or without cause, and with or without advance notice.

d.
Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Restricted Stock subject to an Award unless and until such Participant has vested in the Shares subject to the Award, except that the Participant shall be entitled to exercise voting rights and receive ratable dividends and other distributions paid with respect to Restricted Stock subject to an
Award (even if such Restricted Stock has not yet vested or been distributed to the Participant).

e.
Validity. If any provision of the Performance Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Performance Plan.

f.
Governing Plan Document. The Performance Plan is subject to all the provisions of the Equity Plan and is further subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee, the Board or the Company pursuant to the Equity Plan. In the event of any conflict between the provisions of this Performance Plan and those of the Equity Plan, the provisions of the Equity Plan shall control.

Exhibit 10.54

g.
Governing Law. The Performance Plan and any Award Agreement hereunder will be interpreted and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law) and applicable federal law.

h.
Section 409A. To the extent applicable, it is intended that this Performance Plan and any Award granted hereunder comply with the requirements of Section 409A of the Code. Any provision that would cause the Equity Plan or any Award granted hereunder to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

i.	Headings. The headings of the Sections in this Performance Plan are inserted for convenience only and shall not be deemed to affect the meaning of this Equity Plan.
9.    Effective Date.
This Performance Plan was adopted by the Compensation Committee of the Board on September 20, 2012.

Exhibit 10.54

ANNEX A
PERFORMANCE GOALS/APPLICABLE AWARD AMOUNTS

Weighting	50%		50%

ADJ EBITDA			Revenue
	150%	+	150%
	125%		125%
	100%		100%
	50%		50%

•	If either one of the Minimum Targets is not met, no award will be made.

•
If the amount derived from the formula (as adjusted by the Department Objective amounts) exceeds 100%, all Restricted Stock will be granted, with Performance Cash Awards to be paid in cash for amounts in excess of 100% as determined pursuant to the Performance Plan.

Exhibit 10.54

•
Adjusted EBITDA and Revenue will be determined, as applicable, in the manner determined for the Company’s financial statements. Amounts falling between the targets identified above will be assigned the correlating percentage in relation to those specified above.

Name	Restricted Stock Amount at 100%	*
John Dulchinos	50,000
Lisa Cummins	25,000
Joachim Melis	10,000
John Boutskaris	10,000
Jeff Baird	17,500
Rush LaSelle	10,000
Bob Malley	17,500
Sue C. Lim	10,000
Cathy Denham	10,000
Patrick O’Sullivan	10,000
[Pack GM]	10,000

*assumes no adjustment for Department Objectives.

Exhibit 10.54

ANNEX B
DEPARTMENT OBJECTIVES
As communicated to each participant upon adoption of the Performance Plan.